Item 77C:  Submission of matters to a vote of security holders

Contract Owner Meetings for 1999

At a Special Meeting of Contractholders of New England Variable Annuity Fund I held on October 15, 1999, sufficient votes were represented to constitute a quorum, and Contractholders voted to approve the following proposals:

1. To fix the number of members of the Board of Managers at ten members.

Voted For:	1,047,744.62
Voted Against:	20,213.03
Abstained Votes: 	20,664.33

Total Votes:	1,088,622.00


2. To elect a Board of Managers:

Voted For: 1,071,070.01
Withheld Votes:	17,551.99
Total Votes:	1,088,622.00

Managers:
John J. Arena
Edward A. Benjamin
Mary Ann Brown
John W. Flynn
Anne M. Goggin
Nancy Hawthorne
Joseph M. Hinchey
Robert B. Kittredge
John T. Ludes
Dale Rogers Marshall


3. To replace the fundamental investment objective of the Fund with an otherwise identical, non-fundamental investment objective.

Voted For: 975,148.34
Voted Against:	92,333.62
Abstained Votes:	21,140.03

Total Votes:	1,088,622.00


4. To approve or disapprove certain changes to the fundamental investment restrictions of the Fund in order to adopt a set of standardized investment restrictions.

Voted For:	1,004,555.02
Voted Against:	49,824.66
Abstained Votes: 	34,242.31

Total Votes:	1,088,622.00


4a.	Eliminate fundamental investment restriction relating to investments of a single issuer.

Voted For:	978,940.53
Voted Against:	82,497.90
Abstained Votes: 	27,183.55

Total Votes:	1,088,622.00


4b.	Revise the fundamental investment restriction relating to concentration of investment in one industry.

Voted For:	986,679.57
Voted Against:	77,695.39
Abstained Votes: 	24,247.03

Total Votes:	1,088,622.00


4c.	Revise the fundamental restriction relating to borrowings.

Voted For:	968,259.19
Voted Against:	99,262.75
Abstained Votes: 	21,100.05

Total Votes:	1,088,622.00


4d.	Revise the fundamental investment restriction relating to underwriting of securities.

Voted For:	988,333.68
Voted Against:	78,870.80
Abstained Votes: 	21,417.51

Total Votes:	1,088,622.00


4e.	Eliminate the fundamental investment restriction relating to the purchase of restricted securities.

Voted For:	988,578.36
Voted Against:	77,762.87
Abstained Votes: 	22,280.76

Total Votes:	1,088,622.00


4f.	Revise the fundamental investment restriction relating to investments in real estate.

Voted For:	994,166.63
Voted Against:	71,796.43
Abstained Votes: 	22,658.93

Total Votes:	1,088,622.00


4g.	Revise the fundamental investment restriction relating to investments in commodities.

Voted For:	995,724.11
Voted Against:	71,797.82
Abstained Votes: 	21,100.05

Total Votes:	1,088,622.00


4h. Revise the fundamental investment restriction relating to making loans.


Voted For:	975,719.49
Voted Against:	83,772.11
Abstained Votes: 	29,130.39

Total Votes:	1,088,622.00